Exhibit 99.1

Tellurian extends maturity of 2019 Term Loan to November 2021

HOUSTON, Texas – (BUSINESS WIRE) March 23, 2020 -- Tellurian Inc. (Tellurian) (NASDAQ: TELL) announced today it has entered into an agreement to amend the terms of its 2019 Term Loan, including an 18-month extension of the maturity date to November 23, 2021.

President and CEO Meg Gentle said, “As announced in early March, we are making necessary changes amid challenging global conditions. We have restructured the organization and entered into an agreement to extend our Term Loan maturity to late 2021, which swiftly completes the second critical step toward resiliency in the current market. We are working remotely with potential equity partners for the Driftwood project and implementing measures to keep our team safe and productive to regain commercial momentum when the effects of COVID-19 subside.”

About Tellurian Inc.

Tellurian intends to create value for shareholders by building a low-cost, global natural gas business, profitably delivering natural gas to customers worldwide. Tellurian is developing a portfolio of natural gas production, LNG trading, and infrastructure that includes an ~ 27.6 mtpa LNG export facility and an associated pipeline. Tellurian is based in Houston, Texas, and its common stock is listed on the Nasdaq Capital Market under the symbol “TELL”.

For more information, please visit www.tellurianinc.com. Follow us on Twitter at twitter.com/TellurianLNG

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of U.S. federal securities laws. The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “initial,” “intend,” “may,” “plan,” “potential,” “project,” “proposed,” “should,” “will,” “would,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements herein relate to, among other things, the capacity, timing, and other aspects of the Driftwood project, overhead costs and cash and the financing process for the Driftwood project. These statements involve a number of known and unknown risks, which may cause actual results to differ materially from expectations expressed or implied in the forward-looking statements. These risks include the matters discussed in Item 1A of Part I of the Annual Report on Form 10-K of Tellurian for the fiscal year ended December 31, 2019 filed by Tellurian with the Securities and Exchange Commission (the SEC) on February 24, 2020, and other Tellurian filings with the SEC, all of which are incorporated by reference herein. FID is subject to the completion of financing arrangements that may not be completed within the time frame expected or at all. The forward-looking statements in this press release speak as of the date of this release. Although Tellurian may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

Contact

Media: Joi Lecznar SVP Public Affairs and Communication Phone +1.832.962.4044 joi.lecznar@tellurianinc.com	Investors: Matt Phillips Senior Manager, Investor Relations Phone +1.832.320.9331 matthew.phillips@tellurianinc.com

1201 Louisiana Street Suite 3100 | Houston, TX 77002 | TEL + 1 832 962 4000 | www.tellurianinc.com